Horizon Technology Finance Provides Second Quarter 2024 Portfolio Update

- HRZN Originates $11.5 Million of New Loans in Q2 -

- HRZN Ends Quarter with Committed Backlog of $138 Million -

Farmington, Connecticut – July 10, 2024 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital-backed companies in the technology, life science, healthcare information and services, and sustainability industries, today provided its portfolio update for the second quarter ended June 30, 2024 and an update on the lending platform (“Horizon Platform”) of Horizon Technology Finance Management LLC (“HTFM”), its investment adviser.

“We maintained a thoughtful approach to new investments in the quarter and originated a modest number of investments for HRZN, while we observed clear signs of improvement in the venture environment,” said Gerald A. Michaud, President of HRZN and HTFM. “We believe such signs, buoyed by our $138 million committed backlog of debt investments, which provides us with a solid foundation for new debt investments, may afford HRZN the opportunity to meaningfully grow its investment portfolio in the second half of the year. Additionally, we were pleased to receive approximately $34 million in loan payoffs in the second quarter, generating accelerated income and prepayment fees. As we look ahead, we believe HRZN remains well positioned to deliver additional value to its shareholders.”

Second Quarter 2024 Portfolio Update

Originations

During the second quarter of 2024, HRZN funded a total of $11.5 million of loans and $0.5 million of equity, as follows:

●	$5.0 million to a new portfolio company, a fulfillment and supply chain technology services company focused on optimizing logistics across a variety of industries.
●	$5.0 million to an existing portfolio company, Supply Network Visibility Holdings LLC (d/b/a Everstream Analytics), a provider of supply chain risk management software.
●	$1.0 million of debt and $0.5 million of equity to an existing affiliated portfolio company, a builder of conservation memorial forests that offer sustainable alternatives to cemeteries.
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$0.5 million to an existing portfolio company, Nexii Building Solutions Inc., a green construction technology company focused on creating environmentally-friendly, durable, cost-efficient and disaster-resilient buildings.

Liquidity Events and Partial Paydowns

HRZN experienced a liquidity event from one portfolio company in the second quarter of 2024, consisting of a principal prepayment of $33.8 million, compared to $18.7 million of principal prepayments during the first quarter of 2024:

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In May, Divergent Technologies, Inc. (“Divergent”) paid its outstanding principal balance of $33.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in Divergent.

HRZN also received prepayments of principal from five portfolio companies in the aggregate amount of $11.4 million during the second quarter of 2024, compared to $1.1 million of prepayments of principal during the first quarter of 2024.

Principal Payments Received

During the second quarter of 2024, HRZN received regularly scheduled principal payments on investments totaling $11.8 million, compared to regularly scheduled principal payments totaling $10.5 million during the first quarter of 2024.

Commitments

During the quarter ended June 30, 2024, HRZN closed new loan commitments totaling $12.5 million to two companies, compared to new loan commitments of $37.5 million to three companies in the first quarter of 2024.

Pipeline and Term Sheets

As of June 30, 2024, HRZN’s unfunded loan approvals and commitments (“Committed Backlog”) were $137.5 million to 13 companies. This compares to a Committed Backlog of $168.2 million to 14 companies at HRZN as of March 31, 2024. HRZN’s portfolio companies have discretion whether to draw down such commitments and the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing. Accordingly, there is no assurance that any or all of these transactions will be funded by HRZN.

During the quarter, HTFM received signed term sheets that are in the approval process, which may result in the Horizon Platform providing up to an aggregate of $50.0 million of new debt investments. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with HTFM’s allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or funded by HRZN.

Warrant and Equity Portfolio

As of June 30, 2024, HRZN held a portfolio of warrant and equity positions in 99 portfolio companies, including 88 private companies, which provides the potential for future additional returns to HRZN’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is an $18 billion asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819